Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of
China with limited liability)
(Stock code: 670)

Overseas Regulatory Announcement

This announcement is made by China Eastern Airlines Corporation Limited in compliance with Rule 13.09(2) of the Listing Rules.

This announcement is made by China Eastern Airlines Corporation Limited (the “Company”) in compliance with Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) (which requires any issuer listed on The Stock Exchange of Hong Kong Limited whose securities are also listed on other stock exchange(s) to simultaneously inform The Stock Exchange of Hong Kong Limited of any information released to any of such other exchange(s) and to ensure that such information is released to the market in Hong Kong at the same time as it is released to the other market(s)).

The board of directors of Company (the “Board”) hereby announces that pursuant to the articles of association and the relevant rules and regulations of the Company, the Board on 29th December, 2006, by way of written resolutions, considered and approved certain resolutions including the matters set out as follows:

1.	The “Code of Conduct for Securities Transactions by Employees of the Company (Provisional)” was approved.

2.	The “Accounting System of CEA” was approved. It was agreed that, starting from 1st January 2007, the “high value turnover parts” will be treated as fixed assets, the depreciation is calculated over the useful lives of 10 years and the residual value rate is 0% in accordance with the new “Accounting Standards for Enterprises” as issued by the Ministry of Finance of the People’s Republic of China. Also, the regulated price is used for the calculation of the initial price which meets the requirement of the materials management.

By order of the board of the directors of
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Cao Jianxiong (President, Executive Director)
Luo Chaogeng (Executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People’s Republic of China
29th December, 2006